FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum

ICR, Inc.

(310) 954-1100

SKECHERS USA EXPECTS FOURTH QUARTER 2008 RESULTS TO BE
BELOW ITS PREVIOUS OUTLOOK

MANHATTAN BEACH, CA. – February 5, 2009 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced that its fourth quarter 2008 results are expected to be significantly below the range of its previous outlook. For the fourth quarter of 2008, the Company now expects net sales to be in the range of $290 million to $300 million and a net loss per diluted share of [$0.45 to $0.50].

The shortfall in earnings versus its previous outlook is primarily due to a decrease in gross margin of approximately 1,000 basis points from the same period last year. The decrease in gross margin is a result of the extremely weak retail climate, which caused the Company to manage its inventory levels down at reduced prices and, as a result, the Company expects to increase its reserves for inventory and accounts receivable by over $15 million. The Company’s sales and margins were adversely impacted in the fourth quarter due to U.S. retailers’ comps being down significantly and a number of both retail bankruptcies and going out of business sales. The Company believes it will continue to be negatively impacted by these factors in 2009. The Company further expects that buying plans for many of the Company’s key retail partners may be down approximately 7 to 20 percent across all categories of merchandise, including footwear, in the first half of 2009 versus the prior year. While many of these same accounts are also planning to close some stores, potentially creating further reductions in their buying patterns, the company believes it remains one of the key footwear brands with its retail partners.

Robert Greenberg, SKECHERS’ chief executive officer, commented: “In spite of the recent downturn of economic events affecting our performance, we remain confident in our long-term strategic plan, and in the global strength and increasing awareness of our many brands. Our recent pre-lines with our key retail partners confirm the belief that our products remain affordable, fashionable and relevant. SKECHERS continues to provide great value in the current marketplace. In our nearly 17 years in business, we have continually grown, diversified and emerged stronger, and we believe this cycle will be no different. While the macro-economic environment remains weak, we are a company with compelling products and merchandising, talented people, and dedicated partners, and look forward to continuing to deliver on target product.”

David Weinberg, SKECHERS’ chief operating officer, stated: “The global economic environment has resulted in a far more substantial impact to consumer demand than we had previously anticipated. Despite the economic challenges, we remain confident that SKECHERS is well-positioned for sustainable long-term profitability based on the breadth and depth of our global footwear business. Furthermore, our balance sheet and liquidity remain very strong.”

The Company’s international business continues to perform well. Bookings across South America, Europe, and key areas in Asia are equivalent to the prior year. The Company is beginning to see a benefit from its new subsidiary in Brazil and its recent joint ventures in China and Hong Kong. However, the Company does expect to see some margin compression in its international business due to worsening economic conditions in many of these regions.

The Company’s retail business experienced mid-single digit declines in the fourth quarter and does not see any near term catalysts that would change its retail performance over the coming months. In response to the weakness at retail, it has pared back store openings where possible, deferred store re-models, and is attempting to renegotiate rents in certain locations.

“The financial performance of our domestic businesses was largely impacted by significant margin pressure in the retail marketplace, and we have taken these into consideration in our analysis of inventory and accounts receivable at year end,” stated Fred Schneider, chief financial officer of SKECHERS. “Going forward, we plan to further rationalize our expenses to be in line with our reduced outlook for 2009. Despite our disappointment with our fourth quarter results and near-term outlook, we are confident that the combination of our inventory reduction plan, reduced expenses and current sales performance will allow us to return to profitability in the back half of the year.”

The Company will report its fourth quarter 2008 results and hold a conference call after the close of market on Wednesday, February 18, 2009, but based on its preliminary analysis expects to end the fourth quarter with approximately $190 million to $200 million in cash and investments and $250 million to $260 million in inventory. While the inventory is appreciably higher than initially expected, the Company has slowed its production, and has an aggressive plan to manage both its inventory and expenses down by the middle of 2009. The Company is cutting additional operating expenses in all key areas of business and has reduced its headcount by approximately three percent. The Company will provide further detail on its inventory and expense reduction initiatives on its February 18 fourth quarter conference call. Furthermore, the Company expects to see its cash position increase during the year.

Based on all the factors discussed, the Company now expects to break even in the first half of 2009, to return to profitability in the second half of 2009, and to achieve 2009 annual revenues between $1.2 billion and $1.3 billion.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, and across Europe, as well as through a joint venture in China and Hong Kong. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for the products and the various market factors described above; the ability to maintain brand image; the ability to sustain, manage and forecast growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs and/or production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; violation of labor or other laws by independent contract manufacturers, suppliers or licensees; potential imposition of additional duties, tariffs or other trade restrictions; business disruptions resulting from natural disasters such as an earthquake due to the location of domestic warehouse, headquarters and a substantial number of retail stores in California; changes in business strategy or development plans; changes in economic conditions that could affect the ability to open retail stores in new markets and/or the sales performance of existing stores; the ability to attract and retain qualified personnel; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2007 and the Company’s Form 10-Q for the quarter ended September 30, 2008. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.